                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        HOUSEHOLD INTERNATIONAL, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

Household International, Inc.   2700 Sanders Road               847.564.5000
                                Prospect Heights, IL 60070

                                                                  household logo

                                                                   April 1, 1997

Dear Stockholder:

  The Directors and officers of Household International, Inc., cordially invite you to attend the Annual Meeting of Stockholders at Household's corporate headquarters in Prospect Heights, Illinois, on Wednesday, May 14, 1997, at 9:30 a.m.

  I am pleased to report that 1996 was the most successful year in company history. Household had record earnings and provided a 58% total return to shareholders, more than twice that of the S&P 500 and well ahead of the S&P index of financial stocks. We intend to be recognized as "best-in-class" in our market and strive to deliver superior shareholder returns. I look forward to meeting with you to report on our progress and prospects in 1997 and give you the opportunity to ask questions about your company.

  This package contains your proxy, which you should use to elect your Board of Directors for the upcoming year and ratify the appointment of Arthur Andersen LLP as our independent auditors for 1997. We also ask you to approve the Board's recommendation to increase the number of shares of Common Stock we can issue from 150 million to 250 million shares.

  Included with your proxy are the Proxy Statement and our Annual Report which give you information about us and how we are running the company. Please read them carefully before you vote.

  It is important for you to submit your proxy, either at the meeting or through the mail, because we want your opinion on how we are managing your company. Last year, stockholders holding over 90 percent of the outstanding shares entitled to vote were represented at the Annual Meeting. We appreciate your interest in Household and hope that you will again take the time to vote -- in person or by proxy -- at this year's Annual Meeting. Even if you plan to attend the meeting, please complete, date and sign the enclosed proxy card now and return it promptly so that we can count the votes before the meeting.

  Finally, writing for myself and the company, I want to thank Ray Tower for his wise counsel while serving as a Director. He has reached the company's mandatory retirement age for Directors and must leave the board. If you do come to the meeting, please join us in offering him our thanks for a job well done and best wishes for an enjoyable and fulfilling retirement.

                                          Sincerely,

                                          /s/ William Aldinger
                                          WILLIAM F. ALDINGER
                                          Chairman and
                                          Chief Executive Officer

Household International, Inc.   2700 Sanders Road               847.564.5000
                                Prospect Heights, IL 60070

                                                                  household logo

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                                                                   April 1, 1997

To the Stockholders of HOUSEHOLD INTERNATIONAL, INC.:

  The Annual Meeting of Stockholders of Household International, Inc. ("Household") will be held at Household's headquarters at 2700 Sanders Road, Prospect Heights, Illinois 60070, on Wednesday, May 14, 1997, at 9:30 a.m. for the following purposes:

  (1) to elect Directors;

  (2) to consider increasing the number of shares of Common Stock authorized for issuance from 150,000,000 shares to 250,000,000 shares;

  (3) to ratify the appointment of Arthur Andersen LLP as the independent auditors for Household; and

  (4) to transact any other business which may properly come before the meeting.

  Stockholders of record of Household's Common Stock, par value $1.00 per share ("Common Stock") as of the close of business on March 19, 1997, are entitled to notice of and to vote at the meeting.

  YOUR VOTE IS IMPORTANT TO HOUSEHOLD. IF YOU DO NOT EXPECT TO VOTE IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Paul Shay
                                          PAUL SHAY
                                          Assistant General Counsel
                                          and Secretary

Household International, Inc.   2700 Sanders Road               847.564.5000
                                Prospect Heights, IL 60070

                                                                  household logo

                                PROXY STATEMENT

  The proxy you received allows you to vote on certain issues at the May 14, 1997 Annual Meeting of Stockholders. In practice, very few shareholders actually attend the Annual Meeting to personally cast their ballot. Votes are usually cast by proxy where you mark your proxy and send it to a company or group which must vote your shares as you indicate. The gathering and tabulation of your vote is monitored by a third party who must certify that proper procedures were followed before the results of the voting are official. You may change your vote any time up to the final exercise at the Annual Meeting by sending a written revocation to the Secretary of Household, by signing a proxy dated after your most recent proxy, or by voting in person at the meeting. This proxy material is being mailed to stockholders on or about April 1, 1997.

  Only stockholders of record at the close of business on March 19, 1997 are entitled to vote at the meeting. The number of outstanding shares of Household Common Stock entitled to vote at the meeting is 97,282,007 shares (not including 17,949,168 shares of Common Stock held by us). Each share of Common Stock is entitled to one vote; however, shares of Common Stock which the company holds in treasury cannot be voted.

  If you return an unmarked proxy, your shares will be voted "FOR" each of the listed nominees to the Board of Directors, "FOR" increasing the number of shares of Common Stock authorized for issuance and "FOR" the ratification of the appointment of Arthur Andersen LLP as the company's independent auditor. Holders of over 50% of the outstanding shares entitled to vote must be present in person or by proxy before the Annual Meeting of Stockholders can begin. Shares are considered present even if the proxy indicates an abstaining or withheld vote. A majority of the shares voting at the Annual Meeting is necessary to elect each of the nominated Directors and ratify Arthur Andersen LLP as the independent auditors for Household. A majority of all outstanding shares of Common Stock is necessary to approve the amendment to Household's Restated Certificate of Incorporation to increase the number of shares of Common Stock. If you or a broker holding shares return a proxy marked "abstain" or a broker "non-vote", those votes will not be counted in the total for ratification of auditors but will be counted as votes against the amendment to our Certificate of Incorporation.

  If you participate in the Household Dividend Reinvestment and Common Stock Purchase Plan ("DRS Plan") and/or the Employee Stock Purchase Plan ("ESPP"), your proxy represents the number of full and fractional shares of Common Stock held in your DRS Plan and/or ESPP accounts, as well as any shares of Common Stock registered in your name. If you own other Household Common shares, but they are held by a bank or broker in street name, you will receive another, separate proxy for that number of shares from your bank or brokerage firm.

  If you participate in the Household International Tax Reduction Investment Plan ("TRIP"), an employee benefit plan of Household, please return your completed proxy to Harris Trust and Savings Bank ("Harris") in the envelope provided. Vanguard Fiduciary Trust Company, the TRIP Trustee, will act as your proxy for shares of Common Stock held in your TRIP account. If voting instructions for your TRIP shares are not received by the tabulator (Harris), by May 9, 1997, those shares will be voted by the Trustee in the same way as the majority of TRIP held shares for which voting instructions are received. For example, the Trustee shall vote all unvoted shares of Common Stock in TRIP for the thirteen nominees (the number of Directors to be elected at the Annual Meeting) who receive the most votes actually cast.

  The company is paying for this proxy request. In addition to solicitations by mail, company officers, Directors, or employees may also ask for shareholder proxies in person or by telephone. They will not receive additional compensation for this activity. Household has hired Corporate Investor Communications, Inc., to solicit proxies. They will be paid $6,000 plus reimbursement of out-of-pocket expenses.

  All proxies, consents, ballots and voting materials will be kept confidential and not disclosed to anyone other than the inspectors of election and the tabulator. Voting records will be disclosed if required by law or if the election results are contested. If you write comments on a returned proxy, the tabulator will send them to us with your name but without revealing how you voted unless you include it in the comment or disclosure is necessary for us to understand the comment.

ELECTION OF HOUSEHOLD DIRECTORS

  There are fourteen members of Household's Board of Directors. Raymond C. Tower, a Director since 1984, is retiring from the Board because he has reached mandatory retirement age for nonemployee Directors. The Board wishes to thank Mr. Tower for his wise counsel and dedicated service. The Board voted to not fill the vacancy created by his retirement and fixed the number of Directors at thirteen beginning with the 1997 Annual Meeting of Stockholders.
  Unless a majority of the voting shares directs your proxy to do otherwise, your proxy will vote for the following nominees to the Board of Directors. Each elected Director is expected to serve until the next Annual Meeting or until their successor is elected. If a vacancy arises among them for any reason, your proxy gives the people who vote your shares discretion to elect (or reject) a substitute nominee.

NOMINEES FOR DIRECTOR

                                                                        YEAR FIRST
                                                                         ELECTED
NAME, PRINCIPAL OCCUPATION, COMMITTEE                                   A DIRECTOR
MEMBERSHIPS AND BUSINESS ASSOCIATIONS                         AGE      OF HOUSEHOLD
-------------------------------------                         ---      ------------
WILLIAM F. ALDINGER                                           49           1994
Chairman and Chief Executive Officer, Household
  International, Inc.

Member of the Executive Committee.

Mr. Aldinger joined Household in September, 1994, as President and Chief Executive
Officer. He served as Vice Chairman of Wells Fargo Bank and a Director of several
Wells Fargo subsidiaries from 1986 until joining Household. Mr. Aldinger is also a Director of Household Finance Corporation (a subsidiary of Household), SunAmerica
Inc., and Stone Container Corporation.

ROBERT J. DARNALL                                             59           1988
Chairman, President and Chief Executive Officer, Inland
  Steel Industries, Inc.
  (Carbon Steel Manufacturer and Industrial Materials
  Distributor)

Member of the Compensation and Executive Committees.

Mr. Darnall was appointed Chairman and Chief Executive Officer in 1992 and has been
President and a Director of Inland Steel Industries, Inc. since 1986. From 1984 to
1986 he was President and Chief Operating Officer -- Integrated Steel of Inland
Steel Company. Mr. Darnall is also a Director of Cummins Engine Company, Inc. and the Federal Reserve Bank of Chicago.

GARY G. DILLON                                                62           1984
President and Chief Executive Officer, Schwitzer, Inc.
  (Manufacturer of Engine Components)

Member of the Audit and Finance Committees.

Mr. Dillon has been President and Chief Executive Officer of Schwitzer, Inc. since
1989. He previously served from 1982 through 1989 as President and Chief Executive
Officer of Household Manufacturing, Inc., the former diversified manufacturing subsidiary of Household. Prior to the 1995 merger of Schwitzer into Kuhlman
Corporation, Mr. Dillon had been a Director of Schwitzer since 1989 and Chairman of the Board since 1992. Mr. Dillon is also a Director of Kuhlman Corporation.

                                                                        YEAR FIRST
                                                                         ELECTED
NAME, PRINCIPAL OCCUPATION, COMMITTEE                                   A DIRECTOR
MEMBERSHIPS AND BUSINESS ASSOCIATIONS                         AGE      OF HOUSEHOLD
-------------------------------------                         ---      ------------
JOHN A. EDWARDSON                                             47           1995
President and Chief Operating Officer, UAL Corporation and
  United Airlines, Inc.
  (Air Transportation)

Member of the Audit and Compensation Committees.

Mr. Edwardson was appointed President and a member of the Board of Directors of both UAL Corporation and United Airlines, Inc., in 1994, and Chief Operating
Officer in 1995. He previously served as Executive Vice President and Chief
Financial Officer of Ameritech Corporation, Northwest Airlines, and Imcera Group,
Inc.

MARY J. EVANS                                                 67           1977
Director

Chair of the Nominating Committee, member of the Finance
  Committee.

Mrs. Evans served as Vice Chairman of the Board of AMTRAK (National Railroad
Passenger Corporation) between 1974 and 1979. In addition to being a Director of Household, Mrs. Evans is a Director of Baxter International Inc., Delta Air Lines,
Inc., The Dun & Bradstreet Corp., Saint-Gobain Corp., Scudder New Europe Fund, and
Sun Company, Inc. She is also a member of the Advisory Board of Morgan Stanley &
Co. Incorporated and a member of the New York Stock Exchange, Inc. Nominating
Committee.

DUDLEY FISHBURN, M.P.                                         50           1995
Director

Member of the Audit and Nominating Committees.

Mr. Fishburn served as the Conservative Member of Parliament for Kensington in
London from 1988 to 1997. Prior to entering Parliament, Mr. Fishburn was Executive
Editor, The Economist Newspaper Ltd. from 1979 until 1988. From 1990 until his appointment to Household's Board of Directors, he served as a Director of HFC Bank plc, Household's primary subsidiary in the United Kingdom. He is also a Director of
Business Post plc, Cordiant plc, and Euclidian plc.

CYRUS F. FREIDHEIM, JR.                                       61           1992
Vice Chairman, Booz, Allen & Hamilton, Inc.
  (Management Consulting Firm)

Member of the Executive and Finance Committees.

Mr. Freidheim is Vice Chairman of Booz, Allen & Hamilton, Inc., with which he has been affiliated since 1966. He is also a Director of LaSalle Street Fund Inc. and Security Capital Group, Inc.

LOUIS E. LEVY                                                 64           1992
Director

Chair of the Audit Committee; member of the Finance
  Committee.

Mr. Levy retired as Vice Chairman of KPMG Peat Marwick LLP in 1990, having been with the firm since 1958. Mr. Levy is also a Director of Alex Brown/Flag Investors
Group of Mutual Funds and Kimberly-Clark Corporation.

                                                                        YEAR FIRST
                                                                         ELECTED
NAME, PRINCIPAL OCCUPATION, COMMITTEE                                   A DIRECTOR
MEMBERSHIPS AND BUSINESS ASSOCIATIONS                         AGE      OF HOUSEHOLD
-------------------------------------                         ---      ------------
GEORGE A. LORCH                                               55           1994
Chairman and Chief Executive Officer, Armstrong World
  Industries, Inc.
  (Manufacturer of Interior Finishes and Industrial
  Products)

Vice-Chair of the Compensation Committee; member of the Nominating Committee.

Mr. Lorch was appointed Chairman of the Board in 1994 and President and Chief
Executive Officer in 1993 and has been a Director of Armstrong World Industries,
Inc. since 1988. He has been affiliated with Armstrong since 1963. He is also a
Director of Dal-Tile International, R. R. Donnelley & Sons Company, and The Stanley
Works.

JOHN D. NICHOLS                                               66           1988
Retired Chairman of the Board, Illinois Tool Works Inc.
  (Manufacturer of Specialty-Engineered Products and
  Systems)

Chair of the Executive Committee; "ex officio" non-voting member of the Audit, Compensation, Finance and Nominating
  Committees.

In 1996, Mr. Nichols retired as Chairman of the Board of Illinois Tool Works Inc.
He was Chairman since 1986, previously serving as its President from 1982 through 1986 and Chief Executive Officer from 1982 until September 1, 1995, and had been a
Director since 1981. Mr. Nichols is a Director of Grand Eagle Companies Inc.,
Philip Morris Companies Inc., Rockwell International Corporation, and Stone
Container Corporation.

JAMES B. PITBLADO                                             64           1994
Director

Chair of the Finance Committee; member of the Audit
  Committee.

Prior to his 1994 retirement, Mr. Pitblado had been a Senior Executive with RBC
Dominion Securities, Inc. of Toronto, Canada and its predecessor companies for 35 years and served as Chairman from 1985 until 1992. He previously served between 1984 and 1994 as a Director of Household Financial Corporation Limited (a Canadian subsidiary of Household).

S. JAY STEWART                                                58           1994
Chairman and Chief Executive Officer, Morton International,
  Inc.
  (Diversified Manufacturer)

Member of the Compensation and Executive Committees.

Mr. Stewart became Chairman of the Board and Chief Executive Officer of Morton
International, Inc., in 1994 and has been a Director since 1989. From 1989 through 1994 he was President and Chief Operating Officer of Morton International.

LOUIS W. SULLIVAN, M.D.                                       63           1993
President of Morehouse School of Medicine
  (Educational Institution)

Member of the Finance and Nominating Committees.

Dr. Sullivan has been President of the Morehouse School of Medicine in Atlanta,
Georgia since 1993. He held the same position from 1981 until 1989 when he was confirmed United States Secretary of Health and Human Services. Dr. Sullivan is also a Director of Bristol-Myers Squibb Company, CIGNA Corporation, Equifax Inc.,
General Motors Corporation, Georgia-Pacific Corporation, and Minnesota Mining and
Manufacturing Company.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR
DIRECTORS.

MEETINGS OF THE BOARD OF DIRECTORS AND
COMMITTEES OF THE BOARD

  The Board of Directors has responsibility for establishing broad corporate policies and for our overall performance rather than day-to-day operations. The Board's primary responsibility is to represent the interests of Household's stockholders, as a whole, in directing the company's managers to protect and enhance its assets and earnings. The Board selects, evaluates and provides for the succession of top management and, subject to shareholder election, Directors. It reviews and approves corporate objectives and strategies, and major commitments of corporate resources. It participates in decisions that have potential major economic impact on your company. We keep Directors informed of company activity through regular written reports and presentations at Board and committee meetings.

  The Board of Directors met seven times in 1996. Each Director attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such Director was a member.

  The Board has standing Audit, Compensation, Executive, Finance and Nominating Committees. Each Director serves on at least two committees. Mr. Nichols, in his role as Chair of the Executive Committee, attends all Board and committee meetings. Mr. Aldinger also attends these meetings except those where nonemployee members desire to meet in executive session. He does not attend any meeting or that portion of a meeting where his compensation is evaluated.

  The AUDIT COMMITTEE oversees our accounting, auditing and financial reporting practices. It recommends to the Board the selection of independent public accountants to serve as auditors. The Audit Committee reviews the scope of the audits conducted by the independent and internal auditors, together with their audit reports and recommendations. They also review our internal accounting controls with the independent auditors. The Audit Committee met five times in 1996 and is comprised entirely of Directors who are not officers or employees of Household or any of its subsidiaries.

  The COMPENSATION COMMITTEE determines the annual salary, bonus and other benefits, including incentive compensation awards, of our senior management. It evaluates existing and proposed employee benefit plans and may propose plan changes to the Board. The Compensation Committee met four times in 1996 and is comprised entirely of Directors who are not, and were not formerly, officers or employees of Household or any of its subsidiaries.

  The EXECUTIVE COMMITTEE is empowered to exercise many of the powers of the Board between Board meetings. The Executive Committee met once in 1996.

  The FINANCE COMMITTEE reviews our financial policies and condition. It recommends dividend policy and capital plan proposals to the Board and reviews the company's financing requirements. The Finance Committee met twice in 1996 and is composed entirely of Directors who are not officers or employees of Household or any of its subsidiaries.

  The NOMINATING COMMITTEE recommends to the Board the slate of Directors to be nominated for election at each Annual Meeting of Stockholders, recommends the election of individuals to fill any vacancies which may occur on the Board, and reviews management succession and development plans. The Nominating Committee also reviews the size and composition of the Board and recommends to the Board any changes in compensation for Directors. The Nominating Committee will consider proposed nominations recommended by our stockholders if they are submitted in writing and sent to the Secretary of Household at Household's headquarters. Any stockholder wishing to recommend a proposed nominee should contact the Secretary to verify the procedures to be followed for such purpose. The Nominating Committee met twice during 1996 and is composed entirely of Directors who are not officers or employees of Household or any of its subsidiaries.

DIRECTORS' COMPENSATION

  In 1996, nonemployee Directors of Household received an annual cash retainer of $30,000, an annual cash retainer of $4,000 for each committee on which they served, and, in certain instances, shares of Household Common Stock or phantom stock. Household does not pay meeting attendance fees to its Directors. The Chairs of the Audit, Compensation, Finance and Nominating Committees received an additional $5,000, and the Chair of the Executive Committee received an additional $30,000. Directors who are employees of Household do not receive any additional compensation related to their Board service.

  Nonemployee Directors may elect to receive all or a portion of their cash compensation in shares of Household Common Stock or defer it under the Deferred Fee Plan for Directors. Under the Deferred Fee Plan, Directors may choose to have their deferred compensation invested in either (a) units of phantom shares of our Common Stock, with dividends credited toward additional units, or (b) cash, with interest credited at a rate similar to the market rate paid by Household Finance Corporation (a subsidiary of Household) for its borrowings of the same duration. At the end of the deferred period, all accumulated amounts under the Deferred Fee Plan for Directors will be paid in cash either in a lump sum or in quarterly or annual installments as selected by the Director. During 1996, an aggregate of 84% of Directors' cash compensation was paid in stock or deferred into phantom shares of Household Common Stock.

  Each current nonemployee Director was awarded 1,300 shares of Common Stock when first elected to the Board. These shares were released to the Director over a five-year "vesting" period. In January 1997, the Board, acting on the recommendation of the Nominating Committee, eliminated the vesting restriction and made any unvested shares available to Directors. In the future, new Directors will be given an award of 1,000 fully vested shares upon joining the Board. The Nominating Committee and the Board each believe that giving current and new Directors full ownership rights in share awards better aligns their economic interest with those of other shareholders.

  In 1995 the Directors' Retirement Income Plan was discontinued, and the present value of each Director's accrued benefit was deposited into the Deferred Phantom Stock Plan for Directors. Under the stock plan, Directors with less than ten years of service received 250 phantom shares of Household Common Stock annually during the first ten years of service as a Director. In January 1997, the Board decided to eliminate future Director retirement benefits so no further stock contributions will be made under this Plan. Any payouts to current Directors under the Deferred Phantom Stock Plan will occur only when a Director leaves the Board due to death, retirement or resignation. New Directors will not receive any retirement benefits.

  Beginning in 1997, Directors elected to the Board will receive an option to purchase 2,500 shares of Household Common Stock at the stock's fair market value the day the option is granted. This is an increase from the May 1996 decision to grant Directors an annual award of 1,500 share options. The increase was recommended by the Nominating Committee and adopted by the full Board in January 1997. We believe the new award level keeps us competitive with our peer group and will help us retain and attract new Directors. The changes made in January are consistent with our philosophy to give our executives and Directors incentive to increase shareholder value through share ownership.

  Director options have a term of ten years and one day, fully vest six months from the date granted and once vested, are exercisable at any time during the option term. Directors may use shares they already own to pay for shares bought through an option exercise.

  Household provides nonemployee Directors with $250,000 of accidental death and dismemberment insurance and a $10 million Personal Excess Liability Insurance Policy. Under Household's Matching Gift Program, we match charitable gifts to qualified organizations (subject to a maximum of $10,000 per year), with a double match for the first $500 donated to higher education institutions (both public and private) and eligible non-profit organizations which promote neighborhood revitalization or economic development for low and moderate income population. Each nonemployee Director may ask us to contribute up to $5,000 annually to charities of the Director's choice which qualify under our philanthropic program.

SHARES OF HOUSEHOLD STOCK BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table lists the beneficial ownership, as of March 19, 1997, of Common Stock by each Director and nominee for Director, the executive officers named on page 13, and by all Directors and such executive officers as a group. "Beneficial ownership" includes shares for which an individual has direct or indirect voting or investment power and includes any shares the individual has a right to acquire within 60 days. No Director or executive officer owns any preferred stock of Household.

                                                   NUMBER           NUMBER
                                                 OF SHARES        OF COMMON
                                                BENEFICIALLY        STOCK
NAME OF BENEFICIAL OWNER                          OWNED(1)      EQUIVALENTS(2)      TOTAL
------------------------                        ------------    --------------      -----
     William F. Aldinger                             239,514         1,358          240,872
     Lawrence N. Bangs                                86,870         1,756           88,626
     Donald C. Clark                                 930,696        59,046          989,742
     Robert J. Darnall                                 2,748         2,856            5,604
     Gary G. Dillon                                   21,837         2,350           24,187
     John A. Edwardson                                 1,352         1,573            2,925
     Robert F. Elliott                               120,919         2,785          123,704
     Mary J. Evans                                     4,012         3,645            7,657
     Dudley Fishburn                                   1,735           456            2,191
     Cyrus F. Freidheim, Jr.                           3,438         2,484            5,922
     Louis E. Levy                                     3,900         2,146            6,046
     George A. Lorch                                   1,564         1,974            3,538
     John D. Nichols                                  41,300         4,769           46,069
     James B. Pitblado                                 4,751           976            5,727
     Joseph W. Saunders                              137,438         3,502          140,940
     David A. Schoenholz                              68,232         1,108           69,340
     S. Jay Stewart                                    3,617           784            4,401
     Louis W. Sullivan                                 1,612         1,492            3,104
                                                   ---------        ------        ---------
Directors and Executive Officers as a Group        1,675,535        95,060        1,770,595(3)

---------------
(1) Directors and executive officers have sole voting and investment power over shares listed above, except as follows. The number of shares of Common Stock held by spouses or children in which voting and investment power is shared (or presumed to be shared) is as follows: Mr. Clark, 200; Mr. Saunders, 976; and Directors and executive officers as a group, 1,176. The number of shares of Common Stock held by spouses or children in which beneficial ownership is disclaimed is as follows: Mr. Nichols, 4,400; and Directors and executive officers as a group, 4,400. The number of shares of Common Stock held under Household's employee benefit plans in which participants have voting rights and/or investment power is as follows: Mr. Aldinger, 764; Mr. Clark, 128,092; Mr. Elliott, 17,767; Mr. Saunders, 9,961; Mr. Schoenholz, 6,797;
    Mr. Bangs, 25,051; and Directors and executive officers as a group, 188,432. The number of shares included in the table above which may be acquired by Household's executive officers through May 18, 1997, pursuant to the exercise of employee stock options is: Mr. Aldinger, 215,750; Mr. Clark, 555,874; Mr. Elliott, 65,762; Mr. Saunders, 104,112; Mr. Schoenholz, 27,656;
    Mr. Bangs, 44,300; and Directors and executive officers as a group, 1,013,454.

(2) Represents the number of Common Stock share equivalents owned by executive officers under Household's Supplemental TRIP and by Directors under Household's Deferred Fee Plan for Directors and the Deferred Phantom Stock Plan for Directors. These share equivalents do not have voting rights, but are valued according to the market price of the Common Stock. The share equivalents accrue dividends at the same rate as the Common Stock.

(3) No Director or executive officer beneficially owns directly or indirectly more than one percent of our Common Stock. Directors and executive officers as a group beneficially own 1.8% of the Common Stock. As a group, Directors and executive officers increased their ownership of our Common Stock by 40,630 shares or 5.6% during 1996.

    Our employees who participate in TRIP held 3,223,855 shares of Common Stock as of December 31, 1996, excluding the shares held by Directors and executive officers shown in the table. Our Pooled Investment Fund

("PIF"), which holds assets of our domestic pension plan, held 1,258,807 shares of Common Stock as of December 31, 1996. Together, TRIP and PIF held 4.8% of the Common Stock outstanding on December 31, 1996.

STOCK OWNERSHIP GOALS

  We believe stock ownership by our executive officers and other key employees is important to create a culture that promotes shareholder value and aligns their interests with yours. As a result, we established stock ownership goals for key employees. Early plans had variable formulas to calculate individual ownership goals. In 1995, the plan was simplified to make each participant's goal clear and achievable. Approximately 200 employees have stock ownership goals. Each is expected to hold Household Common Stock equal to a multiple of two to six times (depending on position level) their annual base salary at the end of a five-year period. Employees are expected to achieve at least one-fifth of their goal each year. If an individual's salary increases, so does their goal. The following table reflects the stock ownership goals for our named executives.

                                                                                         AS A
                                                                         CURRENT       MULTIPLE      GOAL
                                                                          STOCK        OF BASE     NUMBER OF
NAME                   TITLE                                           OWNERSHIP(1)     SALARY     SHARES(2)
----                   -----                                           ------------    --------    ---------
William F. Aldinger    Chairman & Chief Executive Officer                 25,122          6         46,059
Robert F. Elliott      Group Executive -- U.S. Consumer Finance           57,942          5         21,933
Joseph W. Saunders     Group Executive -- U.S. BankCard                   36,828          5         21,933
David A. Schoenholz    Executive Vice President -- Chief Financial        41,684          5         16,450
                       Officer
Lawrence N. Bangs      Group Executive -- Private-Label, United           44,326          5         16,450
                       Kingdom, Insurance, Canada, U.S. Consumer
                       Banking and Auto Finance

---------------
(1) As of March 19, 1997. Ownership goals include shares held directly and indirectly and the number of shares held under employee benefit plans, including Common Stock share equivalents held in the Supplemental TRIP.

(2) Calculated by multiplying the executive's base salary and dividing that amount by the fair market value of the Common Stock on December 31, 1996 ($91-3/16 per share).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Directors and executive officers and any persons holding more than ten percent of a registered class of our equity securities to report their initial ownership and any subsequent change to the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. We are required to tell you in the annual Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based on this, we are not aware of any failure to report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table lists the only owner of more than 5% of our Common Stock on March 19, 1997.

                                                         NUMBER
                                                       OF SHARES
                          NAME AND ADDRESS            BENEFICIALLY            PERCENT
TITLE OF CLASS          OF BENEFICIAL OWNER              OWNED                OF CLASS
--------------          -------------------           ------------            --------
Common Stock            FMR Corp.                        7,219,529(1)            7.4%
                        82 Devonshire Street
                        Boston, MA 02109

---------------
(1) FMR Corp. filed a Schedule 13G with the SEC disclosing that, as of December 31, 1996, it had sole dispositive power over 7,219,529 shares of Household Common Stock, sole voting power over 812,174 shares of Household Common Stock and no shared voting power over shares of Household Common Stock.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

  The father of our Controller, Steven L. McDonald, is Acting Chairman of the Board and sole Director of AMRE, Inc., a home improvement company. During 1996, our private-label credit card operation purchased approximately $168 million of receivables originated by AMRE. In 1997, AMRE was placed in involuntary bankruptcy. The AMRE bankruptcy will not have a material impact on the company or our private-label credit card business.

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION

  This Compensation Committee Report on Executive Compensation should not be considered to be part of ("incorporated by reference") other documents we have filed or are required to file with the SEC.

GENERAL

  The Compensation Committee of Household's Board of Directors (the "Committee") determines salaries and salary ranges, short and long-term cash and stock incentive compensation, and other compensation of executive officers and employees whose annual base salary is at least $250,000. The Committee also examines and recommends to the Board of Directors the creation or amendment of Household's pension, benefit or compensation plans and programs. The Committee grants stock options, Restricted Stock Rights, or other awards under our executive compensation plans. The Committee annually establishes performance goals (financial, non-financial, objective and subjective) for each of the executive officers listed in the Proxy Statement and others earning at least a $250,000 annual salary. It later reviews whether the performance goals were met during the specified period and determines the compensation to be paid. A report on each officer's performance is then presented to and reviewed by the Board of Directors.

  Since 1980 we have retained Hewitt Associates, a compensation consulting firm, to provide outside data. They provide advice to the Committee as to the competitiveness of compensation paid to our senior officers. Hewitt reviews our compensation programs and goals and compares them to companies inside and outside our diversified financial services company peer group. The Committee reviews their data, but is not bound to accept any recommendation made by Hewitt.

  Hewitt Associates reviewed the compensation for the Chief Executive Officer and the next four most highly paid officers for 1996 and has reported to the Committee that, in its opinion, the compensation of such officers is within current market practice.

COMPENSATION PHILOSOPHY AND GOALS

  Our corporate goal is to link compensation to performance and total shareholder return. We designed our compensation so that base salaries are generally lower than our peers (other diversified financial institutions), with higher earning potential through bonus and long-term compensation if Household performs well. Consequently, our overall compensation should be lower than our peer group in years with weak performance and near the top of our peer group in years with strong performance. We are a pay for performance company.

  The executive compensation policy is designed to attract and retain exceptional executives by offering highly competitive compensation for superior performance. In addition to reviewing compensation within our peer group, the Committee also measures each executive's performance on an individual, business unit, and corporate basis.

  We believe your interests are best served when we place a significant portion of an executive's total compensation at risk based on meeting specific performance objectives. These objectives are designed to help us achieve our strategic and financial objectives, and specifically, to improve shareholder value. A significant portion of each executive's compensation depends on the annual improvement in company-wide earnings per share, return on equity and efficiency ratio targets. Another portion of each executive's compensation depends on satisfying specific performance objectives. These objectives may include meeting a targeted loss reserve ratio; a targeted equity to managed assets ratio; reducing expenses and/or charge-offs by specified percentages; and attaining specified net income and/or operating efficiency ratios for each executive's respective business unit. The percentage of cash compensation attributed to any particular performance objective varies for each executive and may change from year-to-year as circumstances warrant. The maximum bonus opportunity for executives reviewed by the Committee in 1996 ranged from 90% to 175% of base salary. Bonuses may be less than these percentages if the executive does not achieve stated goals.

  Our policy encourages stock ownership by executives. We wish to make our executives' personal net worth heavily dependent on appreciation in the value of our stock over the long term. The Committee believes, and management supports, the decision that long-term incentive compensation for senior executives should be restricted to stock option grants. Prior long-term compensation plans included restricted stock or cash payouts. The final payments under some of these plans are disclosed in this Proxy Statement. Except in unusual circumstances, senior executive compensation will be limited to salary, cash bonus, and stock options. In keeping with market practice, certain supplemental benefits and perquisites are also provided.

  The four components of executive compensation are:

  Base Salary: Determined by individual financial and non-financial performance, position in salary range, and general economic conditions. In administering base pay, all executive positions are evaluated and placed in appropriate career bands. Salary ranges are reviewed annually to evaluate our competitiveness.

  Annual Cash Bonus: Tied directly to overall and/or business unit financial performance as well as individual performance. The annual bonus encourages potential recipients to achieve individual, business unit and corporate financial and operational goals. Excellent performance is rewarded by placing a significant part of the executive's total compensation at risk. Therefore, when certain objective or subjective performance goals are not met, annual bonuses may be reduced or not paid.

  Long-Term Incentives: Stock options provide our executives with incentive to maximize shareholder value. The overall goal of this component is to create a link between our management and shareholders through stock ownership and incentive compensation. Option awards are based on the Committee's evaluation of the executive's performance.

  Executive Benefits: Household provides its executive management with the broad benefit coverage available to all employees as well as specific, targeted supplemental benefits and perquisites that are necessary to be competitive in this market.

EXECUTIVE OFFICER COMPENSATION

- Chief Executive Officer

  The Chief Executive Officer's 1996 base salary was determined by the Committee through an evaluation of his prior year's performance, value to the company and market data prepared by Hewitt Associates. Mr. Aldinger did not receive an annual merit increase in 1996 because Mr. Aldinger and the Committee mutually agreed that in keeping with its stated philosophy, more of his compensation would be paid in stock options. In 1996, none of the other executive officers received a salary merit increase.

  Mr. Aldinger's annual cash bonus was determined based on the satisfaction of various individual objective non-financial and financial performance goals. Under the 1994 Key Executive Bonus Plan, the financial performance goals of Household were (a) targeted earnings per share, (b) targeted return on equity,
(c) targeted operating efficiency ratio, (d) targeted reserve to charge-off ratio, and (e) targeted equity to managed assets ratio. Mr. Aldinger had additional goals in 1996 to build depth in management, complete an auto lending strategy, and actively represent us with stock analysts, portfolio managers and institutional shareholders. For 1996, Mr. Aldinger's annual bonus opportunity was between zero and 175% of his annual salary (with a target bonus of 100%). The goals established for Mr. Aldinger represented all of his bonus opportunity. He was awarded his maximum bonus opportunity of $1,225,000 by meeting his objective goals, as certified by the Committee. In addition, the Committee compared Mr. Aldinger's 1996 cash compensation to companies in our peer group. This review showed his compensation to be below the group average. The Committee also believes the company's recent success is driven by the strategic goals and focused management of Mr. Aldinger. Given these factors, the Committee awarded Mr. Aldinger an additional $300,000 cash payment for 1996.

- Other Executive Officers

  The other executive officers reviewed by the Committee and named in this Proxy Statement were paid annual bonuses under the Household Corporate Executive Bonus Plan based on (i) position level, which determines the percentage of annual base salary which may be awarded (this ranges from 60% to 135%); (ii) certain of Household's financial performance goals (which were exceeded); and (iii) the satisfaction of specific individual objective and subjective performance goals relating to the company and their individual business unit.

- Long-Term Incentive Compensation

  The named executive officers, including Mr. Aldinger, participate in two long-term executive incentive compensation plans ("1984 Plan" and "1996 Plan"). In 1996, the long-term incentive compensation awarded the executive officers through the 1996 Plan was comprised solely of stock options. The Committee believes that compensation based on an increase of our

Common Stock price is an appropriate method for determining long-term incentive awards.

  The Committee believes a long-term award must be meaningful in order to provide the best incentive and retain the best executives. Our aim is to provide a compensation package that rewards superior performance. Hewitt Associates reviewed our option program in comparison to the marketplace for similar executive positions and presented their findings to the Committee. The number of options the Committee awarded to executive officers was based on the Hewitt study, a review of each executive's performance for the year, the executive's value to the company, previous option awards, Restricted Stock Rights, Performance Share Awards and/or Performance Unit Awards currently held by such officer. No specific weight was accorded to any of the factors noted in this decision process.

  Although current practice is to limit executive compensation to cash and stock options, certain payments were made for 1996 based on prior compensation plans. For instance, the Performance Unit Awards granted in 1994 under the 1984 Plan matured on December 31, 1996 and were paid in 1997. The amounts awarded to the named executive officers were the maximum amounts permitted as stated performance measurements were met. In addition, 25% of the Special Performance Share Awards granted on February 1, 1994, to Messrs. Elliott, Saunders, and Schoenholz vested and the required shares of Common Stock were issued to each of them in early 1997. The remainder will vest as follows: 25% in 1998 and 50% in 1999 so long as the payee is still a Household employee and the company achieves performance measurements adopted by the Committee.

TAX DEDUCTIBILITY

  In 1993, Congress modified the tax laws concerning compensation paid to key public company executives. We established compensation programs which we believe meet all the current tests required for compensation to be deductible for federal income tax purposes. The Committee has directed the company to modify, when necessary, compensation plans for its executive officers to maximize our federal tax deduction. The Committee reserves the right to use good independent judgment, on a case by case basis, to make nondeductible awards to reward employees for excellent service or recruit new executives while taking into consideration the financial effects such action may have on the company.

  It is the Committee's view that the compensation package of Mr. Aldinger and each of the named executive officers was based on an appropriate balance of (1) our overall or a particular business unit's 1996 financial performance, (2) the officer's individual performance, and (3) competitive standards. No member of the Committee is a former or current officer or employee of Household or any of its subsidiaries.

COMPENSATION COMMITTEE

     R. C. Tower, Chair
     G. A. Lorch, Vice-Chair
     R. J. Darnall
     J. A. Edwardson
     S. J. Stewart

PERFORMANCE OF HOUSEHOLD

  The graphs and related disclosures contained in this section of the Proxy Statement should not be considered to be part of ("incorporated by reference") other documents we have filed or must file with the SEC. The stock price performance shown in the graphs does not necessarily indicate future price performance.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
 ASSUMES INVESTMENT OF $100 BEGINNING DECEMBER 31, 1991 AND THE REINVESTMENT OF
                                   DIVIDENDS.

TOTAL                                      HOUSEHOLD       S&P FINANCIALS           S&P 500
RETURN
12/91                                            100                  100               100
12/92                                            121                  123               108
12/93                                            138                  137               118
12/94                                            162                  132               120
12/95                                            266                  203               165
12/96                                            420                  275               203

  Each graph compares total returns (assuming all dividends are reinvested) of Household, the Standard & Poor's 500 Composite Stock Price Index ("S&P 500"), and the S&P Financials. Our Common Stock price is included in both of the S&P indices. The graphs assume $100 is invested in Household Common Stock and that dividends are reinvested. We are required to publish the five-year return chart so you can compare our performance to other stocks. We also include a chart showing total return over different periods because shares have been acquired at different times and we want to show you how the stock performed throughout other periods.
     The estimated compound annual total return (which is the stock price appreciation that occurs over the period noted plus the value of dividends paid to shareholders and reinvested over that same period of time) for the past one, three, five and ten year periods for Household's Common Stock and the noted indices was as follows (in percentages):

         MEASUREMENT PERIOD               HOUSEHOLD           S&P               S&P 500
        (FISCAL YEAR COVERED)                              FINANCIALS
1 YEAR (1996)                                    58                35                23
3 YEAR (1994-1996)                               45                26                20
5 YEAR (1992-1996)                               33                22                15
10 YEAR(1987-1996)                               21                16                15

EXECUTIVE COMPENSATION

  The table below discloses information concerning compensation for services rendered during 1996, 1995 and 1994 to Household and its subsidiaries by its Chief Executive Officer and each of the four most highly paid executive officers of Household as of December 31, 1996. We are also including compensation paid to retired Chairman Emeritus Donald C. Clark for services rendered in 1996 and for payments made to him under prior incentive compensation plans.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                                                            ---------------------------------------------------
                                                                                     AWARDS            PAYOUTS
                                            ANNUAL COMPENSATION             ------------------------   --------
                                  ---------------------------------------                   NUMBER
                                                               OTHER        RESTRICTED    OF SHARES
   NAME AND PRINCIPAL                                         ANNUAL          STOCK       UNDERLYING     LTIP       ALL OTHER
        POSITION           YEAR    SALARY      BONUS      COMPENSATION(1)   RIGHTS(2)      OPTIONS     PAYOUTS     COMPENSATION
-------------------------------------------------------------------------------------------------------------------------------
William F. Aldinger        1996   $700,002   $1,525,000      $119,089               --     125,000          n/a     $   98,633(3)
Chairman, Chief Executive  1995    700,002      892,500       265,849               --     242,000          n/a         16,712
Officer and Director       1994    185,770      500,000            --       $1,960,219     250,000          n/a          1,418
-------------------------------------------------------------------------------------------------------------------------------

Donald C. Clark            1996   $479,252   $  717,640            --               --           0     $486,200(4)  $4,623,410(3,7)
Retired Chairman           1995    687,502      860,625            --               --     115,000      400,000(5)     135,234
Emeritus                   1994    997,119      880,000            --       $  220,275(7)  180,200      700,800(6)      88,038
-------------------------------------------------------------------------------------------------------------------------------

Robert F. Elliott          1996   $400,001   $  500,000            --               --      40,000     $160,000(4)  $   57,474(3)
Group Executive --         1995    397,501      361,000            --               --      81,000       60,000(5)      50,133
U.S. Consumer Finance      1994    333,936      310,435            --       $   56,738      21,000      118,000(6)      31,627
-------------------------------------------------------------------------------------------------------------------------------

Joseph W. Saunders         1996   $400,001   $  440,000            --               --      40,000     $160,000(4)  $   51,247(3)
Group Executive --         1995    399,809      332,000            --               --      91,000       80,000(5)      51,726
U.S. BankCard              1994    389,403      390,000      $113,485       $   66,750      25,000      131,800(6)      31,793
-------------------------------------------------------------------------------------------------------------------------------

David A. Schoenholz        1996   $300,001   $  456,364            --               --      30,000     $ 80,000(4)  $   33,672(3)
Executive Vice President   1995    297,693      219,000            --               --      57,300       25,000(5)      29,623
--Chief Financial Officer  1994    224,039      168,000            --       $   23,363      10,000       79,200(6)      15,146
-------------------------------------------------------------------------------------------------------------------------------

Lawrence N. Bangs          1996   $300,001   $  330,000            --               --      30,000          n/a     $   39,142(3)
Group Executive --         1995    281,953      271,826      $117,911               --      57,000          n/a         28,270
Private-Label, United      1994    204,354      103,075       380,043               --       8,000          n/a         18,598
Kingdom, Insurance,
Canada, U.S. Consumer
Banking and Auto Finance
-------------------------------------------------------------------------------------------------------------------------------

(1) The named officers of Household received additional compensation, such as car allowance ($15,000 for Mr. Aldinger, $9,808 for Mr. Clark and $11,000 for Messrs. Elliott, Saunders, Schoenholz and Bangs), financial planning services, club initiation fees, and annual physical exams. In 1996, except with respect to Mr. Aldinger, the aggregate amount of such other annual compensation did not exceed $50,000 for any officer, or 10% of the annual salary and bonus of each named executive officer. Board policy directs the Chairman to use the corporate aircraft to the fullest extent for business and personal travel. Personal use must be reported on the employee's W-2 in the manner required by the Internal Revenue Service. Mr. Aldinger's personal use of the company plane in 1996 using the IRS formula was $89,794. In 1995, Mr. Aldinger received $119,419 in relocation expenses. In 1995, Mr. Bangs was moved by us from the United Kingdom to Illinois; $62,804 is related to this move. Mr. Bangs also received $47,114 of income and benefits intended to compensate him for the cost of living overseas (the U.K.) as managing director of HFC Bank plc in 1995. In 1994 he received $372,230 of similar expatriate income adjustments. In 1994, Mr. Saunders received $100,000 for country club initiation fees.

(2) During 1996 and 1995, no Restricted Stock Rights were awarded to executive officers of Household due to the Compensation Committee's decision to reward executive officers' performance solely in stock options. The Restricted Stock Rights value shown for 1994 reflects the market value of the underlying Household Common Stock on the date of grant. Based on a closing Common Stock price of $92 1/4 per share on December 31, 1996, the aggregate value of the Restricted Stock Rights is as follows: Mr. Aldinger, 51,500 shares ($4,750,875); Mr. Elliott, 2,900 shares ($267,525); Mr. Saunders,
    3,400 shares ($313,650); and Mr. Schoenholz, 1,300 shares ($119,925). All
    Restricted Stock Rights vest on the fifth anniversary of the grant date. Dividend equivalents, in the form of additional income, are paid on all underlying shares of Restricted Stock Rights at the same rate as paid to all Common Stock shareholders. See page 15 for further information pertaining to Restricted Stock Rights.

(3) Includes life insurance premiums paid by Household in 1996 for the benefit of executives as follows: Mr. Aldinger, $4,698; Mr. Clark, $43,458; Mr. Elliott, $12,737; Mr. Saunders, $8,250; Mr. Schoenholz, $3,224; and, Mr. Bangs, $11,140. The remaining amounts shown were Household's contribution for the executive officer's participation in TRIP, Supplemental TRIP, or retirement payments (see pages 18-19 and footnote 7 below).

(4) The payment shown for 1996 represented Performance Unit Award payouts for 1994, 1995 and 1996 under the 1984 Plan (see pages 14-15).

(5) The payment shown for 1995 represented Performance Unit Award payouts for 1993, 1994 and 1995 under the 1984 Plan.

(6) The payment shown for 1994 represented Performance Unit Award payouts for 1992, 1993 and 1994 under the 1984 Plan.

(7) Mr. Clark retired from Household on August 9, 1996, after 41 years of service. He received the following retirement payments: $2,812,761 from the Supplemental Retirement Income Plan and $536,902 from the Supplemental TRIP (see pages 18-19). In addition, 14,200 Restricted Stock Rights granted to Mr. Clark in 1993 and 1994 became fully vested and issuable in shares of Household Common Stock on his retirement. Based on the August 9, 1996 fair market value of Household Common Stock of $77 5/16 per share, these shares were valued at $1,097,837.

INCENTIVE AND STOCK OPTION PLANS

  Household's stockholders previously approved a Long-Term Executive Incentive Compensation Plan ("1984 Plan") and the 1996 Long-Term Executive Incentive Compensation Plan ("1996 Plan"). The 1996 Plan covers incentive awards beginning in 1996. We refer to the earlier 1984 Plan because certain payments were made under it in 1996. All future incentive compensation will be awarded according to the 1996 Plan. Each plan protects a participant's rights to awarded, but unpaid, amounts in the event of a change in control of Household. The 1996 Plan includes a provision where the company may cancel any award if the individual acts against our best interests.

  The Compensation Committee of the Board of Directors (the "Committee") in its discretion may grant employees awards under the 1996 Plan. The Committee may award stock options, Restricted Stock Rights or shares as incentive compensation.

  The Committee may grant any type of option to purchase shares of Common Stock that is legally permitted at the time of grant. Options will generally not be exercisable less than one year nor more than ten years and one day from the date of grant. The Committee may extend the expiration date of any option provided it does not exceed fifteen years from the date the option is granted. The Committee has not extended the expiration date of any option granted to any of the named executive officers. The option price per share will not be less than the fair market value of one share of Common Stock on the date of grant. Payment for options may be made with cash or, at the discretion of the Committee, with shares of Household Common Stock or both cash and shares.

  As of March 19, 1997, there are 4,267,690 shares of our Common Stock available for issuance under the 1996 Plan. This amount will be proportionately adjusted for any stock dividends, stock splits, consolidations or reclassifications. Shares of Common Stock issued under the 1996 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. Any unissued shares or shares subject to option grants which expire will be made available for issuance by the Committee in the future.

  The 1984 Plan authorized the Committee to grant Performance Unit Awards and Performance Share Awards. The Committee established a performance period over which the performance of a holder of a Performance Unit Award or Performance Share Award was measured. The Committee also established maximum and minimum performance target levels (subject to such later Committee review). Each Performance Unit Award had an initial value of $100 per unit, and each Performance Share Award initially represented one share of our Common Stock. The value of Performance Unit Awards and the number of Performance Share Award shares increased or decreased depending on the extent to which the holder of such award achieved their performance targets. Payments could be received in a lump sum or on a deferred basis, in which case interest accrues on deferred amounts until paid.

  On February 1, 1994, Special Performance Share Awards were awarded to Mr. Elliott (20,000 shares), Mr. Saunders (20,000 shares), and Mr. Schoenholz (7,000 shares). The awards have a five-year term and vest as follows: 25% on the third anniversary of the grant date, 25% on the fourth anniversary and 50% on the fifth anniversary. No shares were to be issued unless a payment was made in that Performance Unit Award cycle. Performance Unit Awards were discontinued in 1995 and the last Performance Unit Award payments under this plan occurred this year. The first 25% of the awards was paid in February 1997. However, the discontinuation of Performance Unit Awards had the unintended effect of negating the second and third payments to the above executives even though they had met their established goals. As a result, the Committee rescinded the prior terms and substituted Restricted Stock Rights for the equivalent remaining value, to be paid out on the same vesting schedule. To receive payment, specific performance measurement goals must be achieved and the executive must be an employee of Household when each payment vests.

  The 1996 Plan authorizes the Committee to grant Restricted Stock Rights ("RSRs"). RSRs entitle an employee to receive shares of Common Stock if the employee satisfies the conditions set by the Committee in the award. The most common condition requires the employee to stay with Household for a period before the actual shares are given to the employee. However, the Committee in its sole discretion may accelerate any payment prior to the vesting period. The Committee considers factors such as achieving individual or corporate performance levels established when the RSR was granted or if there is a change in control of Household. A holder of RSRs is not entitled to any of the rights of a holder of Common Stock until the shares are issued. However, the Committee may direct Household to pay the holder cash equal to the cash dividends declared on Household Common Stock for each share of stock subject to an RSR. During 1996 and 1995, no RSRs were granted to Household's executive officers pursuant to the 1984 and 1996 Plans. As of December 31, 1996, 533 employees have outstanding RSRs representing 250,725 shares. RSRs have not been granted to Household's senior management since 1994.

STOCK OPTIONS

  The average purchase price for all outstanding options held by the 358 participants in the 1984 and 1996 Plans at December 31, 1996, was $44.03 with expiration dates from 1997 to 2006. The following table shows option exercises by the named executives in 1996 and their gain ("value realized"), which is the market value on the exercise date less the price of the option when it was granted. It also shows the number of options that have not been exercised and the potential value using the fair market value on December 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                                  UNDERLYING                   IN-THE-MONEY
                                                            UNEXERCISED OPTIONS AT              OPTIONS AT
                                                               DECEMBER 31, 1996           DECEMBER 31, 1996(1)
                                    SHARES      VALUE     ---------------------------   ---------------------------
NAME                               EXERCISED   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                               ---------   --------   -----------   -------------   -----------   -------------
William F. Aldinger                      0     $      0     185,500        306,500      $ 9,117,344    $14,070,781
Donald C. Clark                     12,118     $539,203     567,992              0      $33,654,763    $         0
Robert F. Elliott                        0     $      0      47,262         74,250      $ 2,583,758    $ 3,278,953
Joseph W. Saunders                   2,908     $135,036      83,612         84,750      $ 4,788,847    $ 3,690,609
David A. Schoenholz                 14,994     $636,218      16,581         49,725      $   710,527    $ 2,133,164
Lawrence N. Bangs                        0     $      0      36,050         48,750      $ 1,889,909    $ 1,938,234

---------------
(1) Calculated based on the fair market value of Household Common Stock on December 31, 1996 ($91-3/16 per share).

  The Committee may authorize an extension of credit from the company to executives who report to the Board or the Chief Executive Officer to help the executive exercise stock options awarded under the 1984 and 1996 Plans. We may directly lend or guarantee loans with a maximum term of eight years. Loans extended under the Plans bear interest at a variable rate that is adjusted each year to equal the greater of the average annual rate for three-year U.S. Treasury notes for the preceding calendar year, currently at 5.62% for 1996, and the applicable rate in effect under Section 1274(d) of the Internal Revenue Code ("Code") at the time the loan is made (currently 6.42% for loans made in March, 1997).

  The following lists the unpaid principal balances for executive officers with loans outstanding under the Plans during 1996 and for all executive officers as a group.

                                                        BALANCE AS OF     MAXIMUM BALANCE
NAME                                                  DECEMBER 31, 1996     DURING 1996
----                                                  -----------------   ---------------
Robert F. Elliott                                        $  898,560         $  938,560
David A. Schoenholz                                       1,337,594          1,394,158
Lawrence N. Bangs                                           454,946            480,946
All Executive Officers as a Group(1)                     $3,133,938         $3,269,638

---------------
(1) The balance as of December 31, 1996 and the maximum balance during 1996 represent loans to five persons.

  The following table shows the number of stock options granted in 1996 to the named executives, the percentage each award is of the total granted in 1996, the per share exercise or base price and the expiration date. The table also presents the potential realizable value for each grant and the resulting benefit to all Household Common Stock shareholders if the assumed appreciation in stock price occurs. The presentation of stock options in the table below is required by the rules of the SEC and, therefore, is not intended to forecast possible future appreciation, if any, of the Common Stock price. Household did not use any alternative formula for a grant date valuation as Household is not aware of any formula which will determine, with reasonable accuracy, a present value for stock options based on future unknown or volatile factors.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS(1)                            POTENTIAL REALIZABLE
                                 ----------------------------------------------------          VALUE AT ASSUMED ANNUAL
                                   NUMBER       % OF TOTAL                                       RATES OF STOCK PRICE
                                 OF SHARES       OPTIONS       EXERCISE                        APPRECIATION FOR OPTION
                                 UNDERLYING     GRANTED TO      OR BASE                                  TERM
                                  OPTIONS       EMPLOYEES        PRICE     EXPIRATION   --------------------------------------
             NAME                 GRANTED     IN FISCAL YEAR   ($/SHARE)      DATE               5%                  10%
             ----                ----------   --------------   ---------   ----------            --                  ---
All Common Shareholders(2)         n/a            n/a             $91-3/4      n/a          $5,606,325,355      $14,207,529,177
All Optionees(3)                  513,500          100%           $91-3/4   11/11/06        $   29,052,495      $    73,624,726
Optionee Gain as % of All
  Common Shareholders Gain         n/a            n/a            n/a            n/a                      5%                   5%
William F. Aldinger               125,000          24.3%          $91-3/4   11/11/06        $    7,212,635      $    18,278,234
Donald C. Clark                    n/a            n/a            n/a            n/a                     n/a                  n/a
Robert F. Elliott                  40,000          7.8%           $91-3/4   11/11/06        $    2,308,043      $     5,849,035
Joseph W. Saunders                 40,000          7.8%           $91-3/4   11/11/06        $    2,308,043      $     5,849,035
David A. Schoenholz                30,000          5.8%           $91-3/4   11/11/06        $    1,731,032      $     4,386,776
Lawrence N. Bangs                  30,000          5.8%           $91-3/4   11/11/06        $    1,731,032      $     4,386,776

---------------
(1) Options to employees generally vest (can be exercised) as follows: 25% of the grant each anniversary after the grant date; full vesting occurs on the fourth anniversary. The Committee retains discretion, subject to 1984 and 1996 Plan limits, to modify terms of outstanding options and to reprice the options. No options were repriced in 1996.

    The option holder may use shares already held to purchase the option shares or to pay withholding taxes. The options were granted for a term of ten years and one day, subject to earlier termination or certain events related to termination of employment.

(2) All common shareholders are shown for comparison purposes only. The Potential Realizable Value to all common shareholders is the aggregate net gain for all common shareholders, assuming a starting market price of
   $91-3/4 (the fair market value option price determined on November 11, 1996), and appreciation at assumed annual rates of 5% and 10% for a ten-year period. There can be no assurance that the Common Stock will perform at the rates shown in the table. Household will neither make nor endorse any predictions as to future stock performance.

(3) The option price shown for the "All Optionees" line is $91-3/4 (the fair market value option price as determined on the grant date of November 11,
    1996). The assumed expiration date for the "All Optionees" line is November 11, 2006.

EMPLOYMENT AGREEMENTS

  Executive officers have employment contracts approved by the Compensation Committee. With some exceptions, the initial term of each contract is 18 months, automatically renewed monthly, unless we choose not to renew the contract. During the contract term, each executive officer receives a minimum specified annual salary (which may be increased but not decreased), is entitled to receive benefits from our executive bonus and incentive plans, employee benefit plans, and medical and life insurance plans, and is guaranteed the level of pension benefits under the current terms of our pension plan. We may terminate any contract for cause. An executive may terminate a contract if he or she is transferred, executive compensation is reduced, or we give the executive notice of non-renewal. If a contract is not renewed, the executive receives a lump sum payment, which approximates 200% of the executive's salary and bonus.

  Under such contracts, an executive whose position is adversely influenced following a change in control of Household is entitled to receive the above lump sum plus a severance payment equal to or approximating 200% of the executive's salary and bonus. Except in the case of Mr. Aldinger, no executive will receive the additional severance payment following a change in control of Household, unless the executive loses his or her job or experiences certain other adverse changes in compensation or job conditions. Mr. Aldinger is entitled to resign and receive all payments under the contract following a change in control.

  Severence payments considered "excess parachute payments" by Section 280G(b) of the Code are subject to federal excise tax. If the excise tax can be avoided by reducing the severance payment by 10% or less, we will lower the payment. Otherwise, we will pay the executive an additional amount equal to the excise tax imposed under Section 4999 of the Code plus income tax payable with respect to the payment of such excise income tax amount.

  Executive officers and Directors of Household have been, or may become customers of, or had transactions with, Household's subsidiaries. Such transactions, which include credit cards and mortgage loans, are made by our subsidiaries in the ordinary course of business on substantially the same terms, including interest rate and collateral as those for comparable transactions with other persons and do not involve more than normal risk of loss or other unfavorable consequences.

SAVINGS-STOCK OWNERSHIP AND PENSION PLANS

  Household has established its Tax Reduction Investment Plan ("TRIP"), which is a deferred profit-sharing and savings plan for our eligible employees. TRIP also qualifies as an employee stock ownership plan. With certain exceptions an employee at least 21 years of age with one year of service (three years of service if under age 21) and not part of a collective bargaining unit may contribute into TRIP, on a pre-tax and after-tax basis, up to 15% of the participant's cash compensation (subject to a maximum annual pre-tax contribution by a participant of $9,600, as adjusted for cost of living increases, and subject to certain other limitations imposed by the Code) and invest such contributions in Household Common Stock or separate equity or income funds.

  We match each participant's contribution in whole or in part at a rate we select, but the matching contributions may not exceed 6% of a participant's compensation. Our matching contributions are invested in Household Common Stock. The plan provides for immediate vesting of all contributions. With certain exceptions, a participant's after-tax contributions which have not been matched by us can be withdrawn at any time. Both the participant's after-tax contributions and our matching contributions may be withdrawn after five years of participation in the plan. A participant's pre-tax contributions may not be withdrawn except for an immediate financial hardship, upon termination of employment, or after attaining age 59 1/2. Participants may obtain loans from their TRIP accounts under certain circumstances.

  Household has also established the Supplemental Tax Reduction Investment Plan ("Supplemental TRIP") and the Excess Benefit Plan ("Excess Plan"), which are unfunded plans for eligible employees of Household and its participating subsidiaries whose participation in TRIP is limited by the Code. Only matching contributions required to be made by Household pursuant to the basic TRIP formula are invested in Supplemental TRIP through a credit to a bookkeeping account maintained by us which deems such contributions to be invested in Common Stock share equivalents.

  The Household Retirement Income Plan ("RIP") is a non-contributory, defined benefit pension plan for employees of Household and its U.S. subsidiaries who are at least 21 years of age with one year of service and not part of a collective bargaining unit. Annual pension benefits equal a percentage of an employee's "Final Average Salary" (as defined below) not in excess of "Covered Compensation" (as defined below) plus a percentage of an employee's Final Average Salary that exceeds Covered Compensation. "Covered Compensation" is the average of the Social Security taxable wage base over the 35-year period ending in the year of retirement or earlier termination of employment. "Final Average Salary" equals the average of salary plus bonus, whether paid in cash or stock, for the four successive highest paid years out of the employee's last 10 years of service. The percentage applied to Final Average Salary and Covered Compensation is determined on the basis of years of employment and age at retirement. This percentage increases as years of employment and age at retirement increase. Participants become fully vested in their accrued pension benefits after five years of vesting service. Payment of vested pension benefits normally begins at age 65, but an early retirement benefit at reduced levels may be paid if a participant is at least 55 years of age with 10 years of employment or, if the participant was an employee on December 31, 1989, is at least 50 years of age with 15 years of employment.

  TRIP and RIP may be made available to members of a collective bargaining unit if inclusion results from good faith bargaining.

  A portion of the benefits payable under RIP to certain executive officers (including those named in the Summary Compensation Table) may be paid by Household through the Supplemental Retirement Income Plan ("Supplemental RIP"). Supplemental RIP was established due to federal laws limiting benefits payable under tax-qualified plans. Payments made by Household under the Supplemental RIP to certain officers have been deposited by such officers in trusts they created.

  The following table illustrates the amount of RIP (including the Supplemental RIP and any related trust) total annual pension benefits on a straight-life annuity basis for eligible employees retiring at age 65 who were employed before 1990. If the employee was hired after 1989 and does not have at least 30 years of employment at retirement, their benefit will be reduced for each year less than 30. The amounts in this table are not subject to deduction for Social Security or other offset amounts and do not reflect any limitations on benefits imposed by ERISA or federal tax laws.

  The years of employment of Messrs. Aldinger, Clark, Elliott, Saunders, Schoenholz, and Bangs for purposes of RIP are, respectively, 2 years, 41 years, 33 years, 11 years, 12 years, and 37 years.

   AVERAGE ANNUAL
    COMPENSATION                                                           40 OR
    USED AS BASIS            15 TO 30              35 YEARS             MORE YEARS
FOR COMPUTING PENSION   YEARS OF EMPLOYMENT      OF EMPLOYMENT         OF EMPLOYMENT
---------------------   -------------------   -------------------   -------------------
     $  400,000             $  226,242            $  236,242            $  246,242
     $  600,000             $  340,242            $  355,242            $  370,242
     $  800,000             $  454,242            $  474,242            $  494,242
     $1,000,000             $  568,242            $  593,242            $  618,242
     $2,000,000             $1,138,242            $1,188,242            $1,238,242
     $2,500,000             $1,423,242            $1,485,742            $1,548,242

INCREASE OF AUTHORIZED COMMON STOCK

  The Board of Directors approved and recommends that you vote for an amendment to Household's Restated Certificate of Incorporation, as amended, which would increase the number of shares of Household Common Stock authorized to be issued from 150,000,000 to 250,000,000. As of March 19, 1997, 97,282,007 shares of
Common Stock were issued and outstanding with 12,698,071 shares being reserved for issuance under our Dividend Reinvestment and Common Stock Purchase Plan, Employee Stock Purchase Plan, incentive and employee benefit plans.

  The proposed amendment will give us greater flexibility in managing our financial affairs by making 100,000,000 additional shares of Common Stock available for issuance without any further action by our stockholders. The shares will be available for stock dividends or other transactions and at such time as deemed appropriate by the Board of Directors. Holders of Household Common Stock do not have preemptive rights. As a result, the rights of such holders (depending on the circumstances) may be diluted by any such issuance.

  Adoption of the proposed amendment requires the affirmative vote of a majority of all stock entitled to vote at this meeting. If the amendment passes and is certified, it will be filed with the Secretary of State of Delaware.

  We have no plans for a public offering of the Common Stock, but will apply to list the additional shares when and as required by the New York Stock Exchange and the Chicago Stock Exchange, on which the Common Stock is currently listed.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED TO BE ISSUED FROM 150,000,000 TO 250,000,000 SHARES.

SELECTION OF AUDITORS

  Based upon the recommendation of the Audit Committee, and subject to ratification by Household's stockholders, Household's Board of Directors has voted to appoint Arthur Andersen LLP to serve as the independent certified public accountants for the fiscal year ending December 31, 1997. Although it is not required to do so, the Board is asking stockholders to approve this appointment. If the selection is not ratified, the Board of Directors will reconsider the appointment. Representatives of Arthur Andersen LLP will have the opportunity to speak at the Annual Meeting and will respond to appropriate questions from stockholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS FOR HOUSEHOLD FOR 1997.

OTHER BUSINESS

  The management of Household knows of no business other than that stated in this Proxy Statement which will be presented for action at the Annual Meeting. If, however, other business should properly come before the meeting, the proxyholders will vote or refrain from voting in respect thereof in accordance with their best judgment.

  The 1996 Annual Report is being mailed to stockholders on or about April 1, 1997 with this proxy material. If for any reason you did not receive a copy of the report, another will be sent upon request.

  HOUSEHOLD WILL PROVIDE AT NO COST TO ANY HOUSEHOLD STOCKHOLDER A COPY OF HOUSEHOLD'S REPORT ON FORM 10-K FOR ITS MOST RECENT FISCAL YEAR, WHICH HOUSEHOLD IS REQUIRED TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR THE REPORT SHOULD BE DIRECTED TO THE CORPORATE COMMUNICATIONS DEPARTMENT, HOUSEHOLD INTERNATIONAL, INC., 2700 SANDERS ROAD, PROSPECT HEIGHTS, ILLINOIS 60070.

1998 ANNUAL MEETING OF HOUSEHOLD STOCKHOLDERS

  Stockholder proposals intended to be presented at the 1998 Annual Meeting must be received by Household on or before December 1, 1997, in order to be eligible for inclusion in Household's proxy materials relating to that meeting.

                                [HOUSEHOLD LOGO]

    PROXY/VOTING INSTRUCTION CARD FOR 1997 ANNUAL MEETING OF STOCKHOLDERS OF
                         HOUSEHOLD INTERNATIONAL, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R.J. Darnall, M.J. Evans and J.D. Nichols, and each of them, true and lawful proxies, with power of substitution, to vote all shares of Common Stock of the undersigned, at the Annual Meeting of Stockholders of Household International, Inc. to be held May 14, 1997, and at any adjournment thereof, on any business that may properly come before the meeting, including the proposals set forth on the reverse side of this card, which are referred to in the Notice of 1997 Annual Meeting of Stockholders and Proxy Statement provided.

     IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

--------------------------------------------------------------------------------

                                     [MAP]



     Household's headquarters is located on Sanders Road in Prospect Heights, Illinois, approximately 25 miles northwest of downtown Chicago. Stockholders attending the meeting who will be using the Tri-State Tollway (Interstate Route
294) should exit at Willow Road, travel west on Willow Road to Sanders Road, and turn left at Sanders Road. Household's corporate headquarters is not served by public transportation.
     Parking facilities will be available for all those attending, and refreshments will be served beginning at 9:00 a.m.

                            HOUSEHOLD INTERNATIONAL
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                             ]
 A VOTE FOR ITEMS 1,2, AND 3 IS RECOMMENDED BY THE BOARD OF DIRECTORS. SHARES
                 WILL BE SO VOTED UNLESS YOU OTHERWISE INDICATE.




                                                                      For  Withheld  For All
1. Election of Directors.                                             All     All    Except
   Nominees: W.F. Aldinger, R.J. Darnall, G.G. Dillon,                / /     / /     / /
   J.A. Edwardson, M.J. Evans, J. D. Fishburn,
   C.F. Freidheim, Jr., L.E. Levy, G.A. Lorch, J.D. Nichols,
   J.B. Pitblado, S.J. Stewart, L.W. Sullivan.

(INSTRUCTION: To withhold authority to vote for any individual nominee, check the "For All Except" box above and strike a line through the nominee's name listed above.)

                                                                      For Against Abstain
2. Increase the authorized shares of                                  / /    / /      / /
     Household Common Stock from 150,000,000
     to 250,000,000.

                                                                      For Against Abstain
3. Ratification of Appointment of Arthur Andersen                     / /    / /      / /
LLP as Independent Auditors.



                               Date: ________________________________________
                               Please Sign: _________________________________
                               Please Sign: _________________________________
                               NOTE: Please sign exactly as name appears hereon. For joint accounts both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please sign your full title.

--------------------------------------------------------------------------------
                            Detach Proxy Card Here


To Our Stockholders:
Whether or not you are able to attend our 1997 Annual Meeting of Stockholders, it is important that your shares be represented, no matter how many shares you own. Please complete and sign the proxy provided above, detach it at the perforation, and mail it in the enclosed postage-paid envelope addressed to Household International, c/o Harris Trust and Savings Bank.

Your vote will be kept permanently confidential as described in the enclosed Proxy Statement.

In order to reduce the number of duplicate mailings of proxy materials, Household has consolidated on a single proxy/voting instruction card all of your holdings in Household Common Stock registered under the identical name and tax identification number, including ownership that may be attributed to Household's Dividend Reinvestment & Common Stock Purchase Plan, our Employee Stock Purchase Plan, and our 401(k) employee benefit plan, the Tax Reduction Investment Plan ("TRIP"). The proxy also provides voting instructions for shares of Household Common Stock held in TRIP as disclosed in the Proxy Statement.

We look forward to receiving your voted proxy shortly!